UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1−K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the year ended December 31, 2022

GelStat Corp.

(Exact name of issuer as specified in its charter)

Delaware	90-0075732
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 SE 2nd Avenue, Suite 2000, Miami, Florida 33131

(Full mailing address of principal executive offices)

(772) 212-1368

(Issuer’s telephone number, including area code)

Common Stock

Title of each class of securities issued pursuant to Regulation A

Use of Terms

Except as otherwise indicated by the context and for the purposes of this report only, references in this report to “we,” “us,” “our,” “our company,” “the company,” or “GelStat” refer to GelStat Corp., a Delaware corporation.

Special Note Regarding Forward Looking Statements

Certain information contained in this report includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about our company’s future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to our company and our management and our interpretation of what is believed to be significant factors affecting the business, including many assumptions regarding future events.

Forward-looking statements are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors.

These factors include, among other things:

•	Our ability to raise sufficient funding to support current operations and grow into new businesses and our dependence upon external sources for the financing of our operations;

•	our ability to attract or maintain a critical mass of users to accept our products in a cost-effective manner;

•	we have a limited operating history and have an evolving and unpredictable business model and we may never generate meaningful revenues. A purchaser of shares of common stock will have limited benefit in reviewing the company’s prior performance;

•	the amount and nature of competition from companies in the healthcare and consumer product industry that manufacture homeopathic products;

•	our success establishing and maintaining contractual business arrangements;

•	the aging of our product inventory;

•	the effects of any reforms or changes in the healthcare and consumer product industry; and

•	our ability to achieve, maintain regulatory approvals and comply with applicable regulations.

Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors and matters described in this report generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this report will in fact occur. Certain important risk factors that could cause actual results to differ materially from those in any forward-looking statements are described in the section labeled “Risk Factors” within the Company’s Offering Circular filed December 15, 2021, as the same may be amended or supplemented from time to time. Please also refer to “Recent Developments – Additional Risk Factor.”

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

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ITEM 1. BUSINESS

The Company

We are a consumer health care company dedicated to the cost-effective development and marketing of over the counter (OTC) and other non-prescription consumer health care products. GelStat will continue to operate as a direct-to-consumer retailer and will continue to evolve its marketing strategies with an expanded distribution base through third-party distribution mechanisms. GelStat plans to introduce new products and market those products with national digital reach targeting concentrated market areas designed to grow our distribution network. GelStat also plans to diversify its business by seeking new opportunities outside its current markets. Current efforts include researching new markets including engineering services and waste to energy technologies.

In March 2020, a new CEO was appointed. In July 2020, the CEO initiated operations with the purchase of inventory and leasing of office and warehouse space. In late 2020, the Company began reengaging with capital markets and seeking additional financing.

In January 2021, GelStat returned to OTC Markets by updating disclosure documents and deploying processes to ensure public filings, transparent operations, and shareholder engagement. On June 22, 2021, the Company filed an amendment of its certificate of incorporation with the State of Delaware to increase its authorized common stock shares to 5,000,000,000. On July 6, 2021, the Company filed a certificate of designation to authorize 51 shares of Series A Preferred Stock, par value $0.01.

In December 2022, management developed a strategic plan to expand the Company’s offerings by seeking to develop or acquire a new business line in providing engineering services to commercial and government entities. The Company also engaged in discussions with product developers to evaluate the production and distribution of updates and replacements for its current product set although no plans have been finalized as of the date of the filing of this Annual Report on Form 1-K. Additionally, the Company has also been in discussions with acquiring the rights to a “waste to energy” technology for which a non-binding memorandum of understanding (“MOU”) was executed with a Company in Europe during the first half of 2022. The MOU called for the payment of an initial license fee which has not been made at this time (and there is no obligation to pay or complete at this time) to secure certain exclusive rights to operate and distribute the technology in the United States. Due to the need for significant financing to develop the “waste to energy” technology, the signing of a binding, definitive agreement and development of this new business is on hold pending the ability to raise capital to support these expanded operations.

Products

We currently offer non-nonsteroidal anti-inflammatory homeopathic drugs (non-NSAID) targeting consumers concerned with migraines, headaches, or sleep. Currently, approximately two-thirds of the population of the United States of America is affected by one of the aforementioned issues. We plan to introduce enhanced versions of our current line of products allowing for improved performance and focusing on prevention of symptoms when that formulation is supported by scientific research.

Our aim is to produce and sell products that are:

•	Effective plant-based and natural;

•	Safe to use;

•	Reduce symptoms and need for medication;

•	Have no known side effects; and

•	Non-narcotic and non-NSAID.

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The approximate number of individuals in the United States of America, according to “CDC Quickstats, Behavioral Risk Factor Surveillance System, and Data & Statistics”, suffering from the types of symptoms that our products are aiming to address are as follows:

•	Migraines - 38 million people reported monthly

•	Sleep - 110 million estimated

The above statistics indicate the potential markets for our products, and the basis of our belief to launch a widespread and successful marketing campaign for our products that we believe will generate a larger revenue base. Below is a description of our products:

GelStat Migraine

The Company's first product is GelStat® Migraine, a homeopathic drug designed to provide acute relief from migraine and migraine-like headaches. GelStat Migraine was originally launched through distributors into retailers and wholesalers across the United States.

The global migraine drug market was valued at $1.7 billion in 2017, according to studies from Allied Market Research and Grand View Research, and is expected to reach $2.1 billion by 2025, growing at an expected CAGR of 3.1% during the forecast period (2018-2025). North America is anticipated to be the highest revenue contributor throughout the forecast period.

GelStat Migraine is administered sublingually (under the tongue), where it is held in place briefly before being swallowed. GelStat Migraine is provided in single dose dispensers, which are intended to ensure ease of use as well as consistent, accurate administration of medication. By utilizing an orally dispersible tablet to deliver the planned combination of ingredients, the product contains advantages relative to competing products.

GelStat Migraine maintained a competitive edge in a market where non-prescription NSAID medications become less desirable due to long term organ damage and supplements with less effectiveness gain appeal being labelled natural and with negligible side effects. GelStat Migraine did not reach its market potential but remains a bridge for downstream derivatives that may refresh the brand. Additional efforts to re-introduce and expand product awareness will include research studies designed to induce new users to GelStat Migraine, continuously seeding downstream social interactions and mentions.

GelStat Sleep

GelStat Sleep is a sleep aid that employs a unique combination of active ingredients, each of which has independently been shown in certain studies to be effective in promoting healthy sleep. Those ingredients are combined with proprietary adjuncts as part of the delivery system intended to provide rapid, effective and safe administration when used as directed. The tablets are specifically formulated for effective delivery of active ingredients. Unlike nearly all other non-prescription sleep aids, GelStat Sleep does not contain antihistamines. Antihistamines cause drowsiness, but they are often ineffective sleep aids, and have side effects that create problems for many users.

GelStat Sleep is provided as an orally dispersible tablet, a form of administration believed to be beneficial because of the rapid onset of absorption and the high percentage of active ingredient absorbed. It is believed that GelStat Sleep may offer consumers an effective OTC sleep aid without the risks and side effects associated with other OTC and prescription sleep aids.

The global insomnia therapeutics market is expected to reach $3.45 billion by 2025, according to a new report by Grand View Research, Inc. This market is primarily driven by the presence of patented molecules, potential clinical pipeline candidates, rising stress level, and increase in geriatric population who find it difficult to fall asleep.

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There is heavy competition in insomnia therapeutics market segment, with new competition being introduced to this market regularly, and with customers frequently changing their behavior, primarily to avoid prescription and narcotics, and to compensate for their increased tolerance to medications or supplements. Competition in this segment includes Koninklijke Philips N.V., Merck & Co., Sanofi, eVilbiss Healthcare LLC., Pfizer Inc., SleepMed Inc., Cadwell Laboratories Inc., Compumedics Limited, Natus Medical Incorporated, and GlaxoSmithKline plc. However, the aforementioned companies' primary products require prescription, creating an opportunity for GelStat Sleep, an effective OTC supplement, which has room to grow share in this massive segment through high volume marketing engagements and infomercial style marketing directed to social media platforms. The Company has shelved plans to actively produce and market this product due to lack of available capital at this time.

FDA Approval

In general, the Company's products are regulated both by the U.S. Food and Drug Administration (the "FDA") and by the U.S. Federal Trade Commission (the "FTC") as well as States through their “little FTC” laws and rules as well as other consumer protection laws. Internationally, the Company must comply with the federal and local laws of each country. The FDA treats homeopathic drugs, both prescription and OTC, differently than non-homeopathic drugs. Unlike non-homeopathic drugs, homeopathic drugs are not required to submit to pre-market approval and are not required to be tested for safety and effectiveness. Homeopathic drugs must meet the standards set forth by the Homeopathic Pharmacopoeia of the United States.

Under the Federal Food, Drug, and Cosmetic Act, homeopathic products are subject to the same requirements related to approval, adulteration and misbranding as other drug products. Homeopathy is generally based on two main principles:

•	that a substance that causes symptoms in a healthy person can be used in diluted form to treat symptoms and illnesses, a principle known as “like-cures-like”; and

•	the more diluted the substance, the more potent it is, which is known as the “law of infinitesimals.”

There are currently no FDA-approved products labeled as homeopathic; this means that any product labeled as homeopathic is being marketed in the U.S. without FDA evaluation for safety and effectiveness. Under the Federal Food, Drug, and Cosmetic Act, homeopathic products are subject to the same requirements related to approval, adulteration and misbranding as other drug products. The FDA has a risk-based approach to enforce regulations involving specific categories of homeopathic drug products.

The FDA’s proposed approach towards homeopathic products prioritizes regulatory and enforcement actions involving unapproved homeopathic products that pose the greatest risk to patients. Many homeopathic products will likely fall outside the risk-based categories described in the revised draft guidance. The FDA intends to focus its enforcement authorities on the following kinds of products:

•	with reported safety concerns;

•	that contain or purport to contain ingredients associated with potentially significant safety concerns;

•	for routes of administration other than oral or topical, e.g., for use as an injection or taken nasally;

•	that claim to treat or prevent serious and/or life-threatening diseases and conditions, such as cancer;

•	marketed to vulnerable populations, including children, pregnant women and the elderly; or

•	with significant quality issues.

In general, the FTC and the FDA prohibit fraud in the marketing of homeopathic drugs, monitor OTC versus prescription use of homeopathic drugs, hold homeopathic drugs to several labeling requirements, and require production incompliance with current good manufacturing practices (with some minor exceptions).

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The FDA prohibits "health fraud," defined as:

The deceptive promotion, advertisement, distribution or sale of articles, intended for human or animal use, that are presented as being effective to diagnose, prevent, cure, treat, or mitigate disease (or other conditions), or provide a beneficial effect on health, but which have not been scientifically proven safe and effective for such purposes. Such practices may be deliberate or done without adequate knowledge or understanding of the article.

Only those homeopathic drugs that treat "self-limiting" conditions that the average consumer can recognize and diagnose are allowed to be marketed as OTC drugs. Homeopathic drugs that claim to treat serious diseases and those that require diagnosis by a physician, such as AIDS or cancer, must be marketed as prescription homeopathic drugs - they cannot be sold as an OTC drug.

The FDA requires that homeopathic drugs be properly labeled. “A drug or device shall be deemed to be misbranded if its labeling is false or misleading in any particular fashion.” Furthermore, Section 352 of the Act requires that the name and place of business of the manufacturer, packer, or distributor be placed on the package. Homeopathic drugs for retail sale must also bear adequate directions for use that can be interpreted by the average lay person, and their ingredients as well as the dilution of each active ingredient must be stated (with dilution stated as the number of 1:10 dilutions required to arrive at the final concentration of active ingredient). The label must also state at least one major indication for the drug, the drug's established name, and any applicable warnings.

Brand Strategy

Consumers worldwide constantly weigh medication benefits over their risks and side effects. Their search for healthier products fuels the alternative medicine demand, creating some instances of over-the-counter performance exceeding prescription. On top of this behavior, people need a reliable support community to provide reliable tools and resources to manage and contain their particular ailment or requirement.

If we decide to re-enter this market, we plan to become a support environment providing the required interactions that allows consumers to safely address their health concerns, find solutions to their requirements and establish a social community that drives awareness for our products and values. Our platform is expected to allow for several products and divisions to coexist and benefit from each other’s success and provide a common fulfillment infrastructure to ensure high levels of customer satisfaction with efficient order to delivery processes.

We plan to continue to spread goals across three operational phases to ensure success:

Phase A “Recover”

•	Higher focus on robust controls and documentation

•	Achieve total effective order fulfillment for all sources

•	Achieve individual profitability for each product line

Phase B “Stabilize”

•	Establish a source path for all products and reintroduce to market previous successful products

•	Develop new products and/or derivatives and update/create new patents

Phase C “Grow”

•	Expand and acquire additional products and/or business in support of expanding market share

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Our Corporate Strategy

Our corporate strategy has evolved. We have decided to temporarily suspend the marketing of current natural pharmaceuticals due to a limited, aging product line and lack of sufficient capital to effectively develop, manufacture and market new or replacement products. Over the past year, the Company has sought to maximize available capital and management skillsets to seek new lines of business which can best capitalize on those assets.

To that end, over the past 12 months, management has been engaged in researching and developing two new lines of business focused on engineered services in the areas of “waste to energy” and industrial security applications. It is expected that in 2023, the Company will introduce a new division and branding to effectively derive revenue and ultimately profitable operations. We will maintain the intellectual property of our current offerings and expect to re-introduce both replacements and new formulations once the company’s capital structure is sufficient to support a growing effort in that market.

The Company will continue to market the existing products until end-of-life or no remaining inventory into the first half of 2023.

Intellectual Property

Our intellectual property consists of three key formulations for natural products addressing pain (migraine, and arthritis), insomnia and energy deficiency. The formulae for each of our supplements is proprietary. We are not intending to patent the formulae at this time due to the costs and our low likelihood of receiving a patent. We may reevaluate our decision not to pursue a patent in the next few years.

Legal Proceedings

None.

Bankruptcies, Receiverships or Similar Proceedings

None.

Material Reclassifications, Mergers, Consolidations or Purchases or Sales of a Significant Amount of Assets Not in the Ordinary Course of Business

None.

Research and Development

In the past, we have worked with leading researchers to identify unique products that address large and underserved markets and have proven efficacy. As previously stated, we have been engaged in discussions with certain experts in these products to determine the product replacement and expansion strategy. If sufficient funding can be acquired, these products may be the next additions to our portfolio expanding our market reach. Our research philosophy will continue to look for opportunities to develop additional products to address additional ailments and markets.

Employees

We have two full-time employees and one part-time employee.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

GelStat has been solely a consumer health care company dedicated to the cost-effective development and marketing of over-the-counter (OTC) and other non-prescription consumer health care products. We are a Delaware company focused on offering non-CBD/non-nonsteroidal anti-inflammatory homeopathic drugs (non-NSAID) targeting consumers concerned with migraines, headaches, energy enhancement or sleep. We plan to introduce enhanced versions of our current line of products allowing for improved performance and focusing on prevention of symptoms when that formulation is supported by scientific research.

GelStat operates as a direct-to-consumer retailer and will continue to evolve its hybrid model looking to balance network marketing strategies with an expanded distribution base through party plan strategies motivating individual channel throughput under an umbrella of marketing, validation, and social resources. Ultimately, we plan to market products with national digital reach and progressive regional incursions targeting concentrated market areas and designed to grow our distribution network.

In addition, during 2022, GelStat management has been evaluating business expansion strategies that will take it beyond its traditional market. These strategies include forming new divisions that will utilize the current knowledge and expertise of its senior management in the areas of science, technology, engineering, and mathematics (STEM). During 2022, management has been engaged in reviewing potential opportunities in the security management market, specifically for jail management and also a waste to energy technology that would encompass licensing and operating a proprietary technology currently available in Europe. (See “Recent Developments” below.)

Our primary source of working capital has been funds raised in the Regulation A+ offering, convertible notes and a revolving credit line provided by the Company’s Chairman. During 2022, we raised working capital through the issuance of two convertible notes in the amount of $120,000 in 2022 and the restructure of a previous convertible note from the Chairman   into revolving credit line with an opening balance of $132,285. The balance on that line of credit was $134,153 on December 31, 2022.

In previous reports the Company stated that if the current outbreak of the coronavirus continues to grow, the effects of such a widespread infectious disease and epidemic may inhibit our ability to conduct our business and operations and could materially harm our Company. We believe that during 2022, the COVID-19 pandemic has been largely mitigated with most, if not all, states returning to work in a manner consistent with pre-pandemic times although this has not been corroborated by any independent third party.

There was a significant decrease in spending on the types of products that we offer, as a result of increased competitive activity by a former executive who is the holder of a significant quantity of identical product, specifically the Migraine offering. As part of a settlement with the former executive, which resulted in the return of more than 100,000,000 shares to the treasury, a certain amount of Migraine inventory was located outside of GelStat’s control and within the purview of the executive previously mentioned. It was deemed more prudent not to demand the return of the product due to the significant cost involved in transportation and the limited remaining life of the product in question. As such, the executive engaged in marketing the product directly against GelStat resulting in a lower demand for the product from the Company directly.

This competitive activity also resulted in a material decrease in the previously anticipated selling price. Management has been evaluating that product and its potential useful life and plans to resolve the matter in 2023 if the margins continue to be depressed. The resolution to this matter was engaging with Amazon to limit the other seller’s ability to sell and putting some of the legacy products into “end-of-life” status, thus reducing the carrying costs for warehousing and inventory. In the interim, revenues and associated margins will be reduced, which could have a material adverse effect on our business, financial condition and results of operations. Changing economic conditions post COVID-19 has also had an adverse impact on global economic conditions which could impair our ability to raise capital when needed.

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Recent Developments

New Division Formation

On March 8, 2023, the Company announced the formation of a new division, GSAC Engineering (“GSACe”). The new division plans to initially focus on developing innovative technology for the industrial security and renewable energy markets. In particular, the new division is pursuing two broad initiatives which include identifying technology that it plans to develop or acquire in support of new projects related to an industrial security system and the chemical recycling of plastic into fuel.

Management has significant experience and background in Engineering and related services including experience at different Fortune 500 industrial and technology companies. Such experience includes project implementation in information technology, industrial security, machine vision applications and other related technology fields.

The Company plans to acquire existing projects where a revenue stream can be quickly acquired. In addition, due to the extensive funding required to initiate the pilot project in the “waste to energy” market, the Company is currently negotiating to have the owner of the technology partially fund the initial pilot pending the identification of the first site which has not been accomplished at this time.

As discussed below, an offer to acquire has been made to a third party and the expectation is that the offer will come with certain rights to ongoing or future identified revenue streams.

Offer to Acquire

On February 1, 2023, the Company entered into a binding memorandum of understanding with Duos Technologies, Inc., to acquire all of the assets related to its Intelligent Corrections Automation System (“iCAS”) including intellectual property for the associated software, trademarks as well as the support of any clients using the system none of which are currently under contract. The deal was valued at $165,000 based on the value of a service contract with a client which has been secured and the estimated value of the software acquired although this has not been independently valued. The seller has accepted an offer which includes payment by the issuance of a two-year convertible note with a conversion price of $0.003 plus five-year warrants with a strike price of $0.01. The definitive agreements are currently being prepared and the deal is expected to close by May 31, 2023.

Additional Risk Factor

Our auditor has identified a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements.

Although our auditor has concluded that our consolidated financial statements present fairly, in all material respects, the results of operations, financial position, and cash flows of our company and its subsidiaries in conformity with generally accepted accounting principles, our auditor has identified a material weakness in internal control over financial reporting related to the lack of segregation of accounting duties. Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

We are initiating remedial measures including updates to our internal IT systems and identification of certain other processes which may be implemented to improve these controls within the spectrum of a very small staff. If our remedial measures are insufficient to address the material weakness, or if additional material weaknesses or significant deficiencies in our internal control over financial reporting are discovered or occur in the future, our consolidated financial statements may contain material misstatements, and we could be required to restate our financial results. If we are unable to successfully remediate this material weakness and if we are unable to produce accurate and timely financial statements, your investment in us may lose all or some of its value.

Principal Factors Affecting our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to access additional capital and the size and timing of subsequent financings;

●	our ability to obtain funding required for the production of new inventory as well as our operations;

●	the rate of progress and cost of development activities;

●	the cost and delays in product development that may result from changes in regulatory requirements applicable to our products;

●	the costs of sales, marketing, and customer acquisition;

●	willingness of healthcare providers to recommend our products; and

●	the costs of compliance with any unforeseen regulatory obstacles or governmental mandates in any states or countries in which we seek to operate.

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Results of Operations for Years Ended December 31, 2022 and 2021

Revenues

Revenues in 2022 decreased by 67% or $4,689 in comparison to 2021, mostly as a direct result of declining product sales due to end-of-life status for the Migraine product and another seller marketing the same product via e-commerce marketing and orders.

Our customer base remained stable in 2022 although there were no significant marketing activities for most of the year due to the approaching end-of-life for the migraine product.

During the year ended December 31, 2022, our customer base and revenue streams were comprised of approximately 0% B2B (Wholesale Distributors and Enterprise Institutions) and 100% B2C consumers who bought through our online ecommerce platform on Amazon. We closed our direct sales platform during 2022 and recorded minimal sales during the year from that platform.

During the year ended December 31, 2022, we had a customer base that reached 42 cities across nine states in the U.S.

Cost of goods sold

Cost of goods sold decreased $1,650 during 2022 in comparison to 2021, as the result of the Migraine product revenues being lower than 2021 due to increased competition and pricing pressure. As a result, total gross margin was just $964 or 76% lower in 2022 than 2021.

Personnel Costs

Personnel costs for 2022 decreased by $13,459 or 7.6% compared to 2021, primarily as a result of cost reductions implemented throughout the year. Minimal staffing was engaged to oversee the closeout of the Migraine product line and prepare for planned business expansion in 2023 and beyond.

Professional fees

Professional fees consist of costs attributable to consultants and contractors who primarily spent their time on legal, accounting, and business development. Such costs decreased $33,309 or 37.7% in 2022 compared to 2021 due to the much lower overall business activity. The costs incurred were largely for compliance with federal, state, local and shareholder obligations. Most of the decrease was related to lower legal fees as a result of the settlement reached in 2021 with the former CEO and one shareholder.

Rent Expense

Rent expense decreased by $4,756 or 16.7% as a result of general increased costs at the warehouse. The Company is in discussions with the Landlord to close the facility in conjunction with the end-of-life status for the bulk of the products located there.

Selling, General and Administrative Expenses

Selling, general and administrative costs during 2022 were $41,549 in comparison to $22,974 in 2021.This 80.9% increase is mostly due to the implementation of new processes and infrastructure to support renewed business operations and planned business expansion into new markets. We expect these numbers to continue to increase as we ramp up our planned business activities in 2023.

Stock Compensation

Stock compensation was $244,625 in 2022 compared to $0 the prior year as a result of the Company’s CEO and Board of Directors agreeing to take a substantial part of compensation in restricted stock. The terms agreed were for a five-year “cliff vesting” as an incentive to remain with the Company. The stock would be forfeited in the event that the Executive or Board Member would resign but would immediately vest if the individual was terminated by the Company.

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Other expense/income, net

Other expense/income in 2022 was (233,159) compared to 2021 where we had an expense of ($163,811), a difference of 69,348 or higher by 42.3%. The difference was largely the result of an inventory impairment expense of (75,061) due to the end-of-life of the inventory and the onetime offset of the PPP loan forgiveness in 2021 against a much higher interest expense in 2021.

Net loss

Net loss during 2022 increased by $284,064 or 59.5% in comparison to the net loss incurred during 2021, primarily as a net result of increased overall operating expenses for compensation which were paid in stock.

On an earnings-per-share basis, we saw no material change in loss per share from ($0.00) in 2021 to ($0.00) in 2022.

Liquidity and Capital Resources for Years Ended December 31, 2022 and 2021

Short Term Liquidity

As of December 31, 2022, we had $1,730 in cash and $4,109 of total current assets, and $462,849 of current liabilities, resulting in a working capital deficit of $444,020 compared to $67,138 in cash and a working capital deficit of approximately $316,248 as of December 31, 2021.

Net cash used in operating activities was $172,376 for 2022 compared to net cash used of $204,858 for 2021. The decrease in net cash used in operating activities was largely attributed to net operating losses offset by stock compensation, accrued interest of note issuances and other accrued expenses.

On January 28, 2021, the Company entered into a second promissory note (the “Second Note”) with Bank of America, which provided for a loan in the amount of $33,747 (the “Second Loan”) pursuant to the Second Draw of the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).  The Loan has a two-year term and bears interest at a rate of 1.00% per annum (APR 1.014%). Monthly principal and interest payments are deferred for seven months after the date of disbursement and extended additional six months from the date of disbursement.  The Company applied for the PPP loan forgiveness and this loan was forgiven.

There was no net cash used for investing activities during 2022 or 2021.

Long Term Liquidity

Net cash provided by financing activities during 2022 of $106,967 and consisted of proceeds totaling $120,000 from two convertible notes with two-year terms which were offset by repayments of $13,033 to a loan from a related party. Net cash by financing activities during 2021 was $271,229 and consisted of proceeds totaling $33,747 received from advances under CARE loans, proceeds from the sale of common stock of $100,000, proceeds from a convertible note in the amount of $50,000 and a loan in the amount of $87,482 from a related-party.

We do not expect to continue to generate revenues from our current ongoing operations due to the end-of-life of our migraine product. We do expect to see new revenues from planned business expansion into a new line of business in the areas of Engineering services including security and IT management and later from a new “waste to energy” project which is currently under development. We stress that these new business developments are contingent on our ability to meet working capital needs and raise additional debt and equity in capital markets.  Our revenues are still unpredictable and may not be sufficient to fund all our operational needs. Accordingly, we anticipate that we will have negative cash flow from our operations and, therefore, will have to raise additional capital in order to fund our operations in 2023.

During the years ended December 31, 2022 and 2021, the Company has taken on new debt in the form of a revolving line of credit from a related party, and the convertible notes described herein.

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On January 1, 2022 the Company entered into an arrangement with its non-Executive Chairman to roll-over certain short-term notes into a new note. The terms of the note are a five-year amortization with fixed payments each month. During the year, the Company agreed with the holder to forgo certain payments and in some cases, the holder provided cash to support operations which increased the amount of the note. The holder has agreed to continue this flexibility into 2023.

In addition to continuing to incur normal operating expenses, we intend to continue our research and development efforts for business development into areas beyond the Company’s traditional market. In addition to investments in new market development, the Company intends to further develop our sales, marketing and manufacturing programs associated with the commercialization of our products including possible acquisition of new technologies. We currently do not have sufficient capital on hand to fully fund these activities, which may negatively affect our future revenues.

On July 8, 2021, GelStat issued a one-year $59,444 convertible note and received $50,000 in proceeds after discount and fees. This note bears no interest and was due July 8, 2022. GelStat also issued 25,000,000 shares and a five-year warrant to purchase 5,944,444 shares as additional consideration for this note. On July 8, 2022, the Company notified the holder that it was unable to pay off this note and was given consideration in the form of a pledge to convert most or all of the balance of $59,444 plus penalties and interest into stock. The Company expects all of this debt to be satisfied by conversions to stock.

Convertible Promissory Note

On February 23, 2022, the Company issued a $120,000 convertible note to an accredited investor. The note bears an interest rate of 0% per annum and is convertible into common stock of the Company at a fixed conversion rate of $0.003 per share of common stock. The holder of the note has the right to convert all or part of the principal and interest into common stock. The maturity date of the convertible note is February 26, 2024. In connection with the issuance of the convertible note, we issued a common stock purchase warrant to the same investor to purchase up to 10,000,000 shares of common stock. The common stock purchase warrant is exercisable through February 23, 2025 and exercisable at a rate of $0.003 per share of common stock.

On July 22, 2022 the Company issued a further $20,000 convertible note to an accredited investor. The note bears an interest rate of 0% per annum and is convertible into common stock of the Company at a fixed conversion rate of $0.003 per share of common stock. The holder of the note has the right to convert all or part of the principal and interest into common stock. The maturity date of the convertible note is July 23, 2024. In connection with the issuance of the convertible note, we issued a common stock purchase warrant to the same investor to purchase up to 10,000,000 shares of common stock. The common stock purchase warrant is exercisable through July 23, 2025 and exercisable at a rate of $0.003 per share of common stock.

As noted above, based on budgeted revenues and expenditure, unless revenues increase significantly, we believe that our existing and projected sources of liquidity may not be sufficient to satisfy our cash requirements for the next twelve months. Accordingly, we will need to raise additional funds in 2023. The sale of additional equity securities will result in additional dilution to our existing stockholders. The sale of debt securities could involve substantial operational and financial covenants that might inhibit our ability to follow our business plan. Any additional funding that we obtain in a financing transaction is likely to reduce the percentage ownership of the Company held by our existing security-holders. The amount of this dilution may be substantial based on our current stock price and could increase if the trading price of our common stock declines at the time of any financing from its current levels. We may also attempt to raise funds through corporate collaboration and licensing arrangements. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to grant licenses on terms that are not favorable to us. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain the needed additional funding, we may have to further reduce our current level of operations, or, may even have to totally discontinue our operations.

We are subject to many risks associated with early-stage businesses, including the above discussed risks associated with the ability to raise capital. Please see the section entitled “Risk Factors” in our Offering Circular for more information regarding risks associated with our business.

10

If successful in our financing efforts, we believe the offering amount of proceeds along with projected new revenues, will satisfy our cash requirements to implement our plan of operations for the next twelve (12) months.

Trends Information

The market for natural pharmaceuticals has become increasingly competitive. In addition, price competition with similar products has significantly reduced the margin potential for our products. Accordingly, the Company is scaling back its unprofitable operations and pursuing Engineering services which it is believed provides a more viable path towards sustainable, profitable operations.

After examination of the skillsets currently available to us, we will focus our efforts in the engineering services arena where we expect to achieve positive cashflow within the next twelve (12) months. We have already identified a product set that we plan to acquire from a third-party Company previously mentioned and intend to focus on putting that product into production at an identified client in the industrial security arena, specifically a correctional facility.

In addition, we are engaged in early discussions with a number of waste management facilities to determine an initial site to initiate a pilot project for the processing of waste plastics into reformulate oil and by-products. At this time, we have not definitively concluded that a site will be made available to us, and the possibility exists that these initial discussions will not prove fruitful. We will continue to pursue both potential location and necessary financing and will update progress in future filings.

The Company has been evaluating the available skillsets within the organization and believes that the combination of Science, Technology, Engineering and Mathematics (STEM) skillsets currently available to it combines with market trends to use technology to bring highly productive products to the market. In particular, the availability to the Company of technologies in the industrial security and waste to energy space are fast growing markets and in which it can participate. Additionally, the continued push by the Federal Government into clean energy technologies indicates that this is likely to be a much more fruitful market for the Company to participate in in the future. The most significant recent trend has been the pursuit of the engineering services business and we have recently secured the first contract to supply services for an existing industrial security system installed at a correctional institute. Although no additional orders have been secured at this time, management is engaged in discussions for upgrades to the system as well as replacement of certain components. . If we are successful in securing this business, this is expected to have a material effect on our revenues, income from continuing operations, profitability, liquidity and capital resources compared to the “de minimis” results in the most recent financial year and as such would cause reported financial information not necessarily to be indicative of future operating results and financial condition.

11

Regulatory Matters

Our products are subject to government regulation, both in the United States and abroad, which could increase our costs significantly and limit or prevent the sale of our products. The sale, advertisement and promotion of foods, dietary supplements, vitamins, minerals, herbal and homeopathic products, and cosmetics that we sell are subject to regulation by the FDA, FTC, USPS, the U.S. Department of Agriculture and state regulatory authorities. Any of these government agencies, as well as legislative bodies, can change existing regulations, or impose new ones, or could take aggressive measures, causing or contributing to a variety of negative consequences, including:

•	requirements for the reformulation of products to meet new standards,

•	the recall or discontinuance of products,

•	additional record keeping,

•	expanded documentation of the properties of products,

•	expanded or different labeling,

•	adverse event tracking and reporting and

•	additional scientific substantiation.

Any or all of these requirements could have a material adverse effect on us. There can be no assurance that the regulatory environment in which we operate will not change or that such regulatory environment, or any specific action taken against us, will not result in a material adverse effect on us.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Going Concern

Our independent auditor has expressed substantial doubt about our ability to continue as a going concern given our lack of operating history and the fact that we have had nominal revenues to date. Furthermore, our auditor identified material weaknesses. Our future is dependent upon our ability to obtain financing and upon our ability to develop new markets for future profitable operations. These factors raise substantial doubt that we will be able to continue as a going concern.

Regulation A Offering

We launched a Regulation A offering on December 18, 2021. To date, 33,333,333 shares of common stock were sold to one investor at a price of $0.003 per share. For the twelve months ended December 31, 2021, the amount raised pursuant to the Regulation A offering totaled $100,000, which we have used for working capital. We were not successful in raising additional amounts from the offering in 2022 and the current offering prospectus has now expired.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any.

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ITEM 3. DIRECTORS AND OFFICERS

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers, directors and significant employees.

Name	Age	Position(s)	Term	Approximate hour per week for part-time employees
Javier G. Acosta	51	Director	October 2022 to September 2023*	Not applicable
		CEO	October 2022 to September 2023*	Not applicable
Paul W. Bucha	79	Director	October 2022 to September 2023*	Not applicable
Adrian Goldfarb	66	Director	October 2022 to September 2023*	Not applicable
William R. Colucci	85	Director	October 2022 to December 2022*	Not applicable

*Each office/position shall be held until the next annual meeting of the company’s stockholders in 2023.

Javier G. Acosta. Mr. Acosta combines over 10 years of experience in technology integration industries senior management, following a 16-year career in the automotive industry. Previously he had been involved in Duos Technology, Inc., a company in software development and technology integration, holding positions including Vice President of Sales and Marketing and Vice President of Operations. During 2018, he was the Lead Consultant for MotoDrive, a company involved in automotive manufacturing and distribution. From 2012 to 2018, he served as Operations Director with Organizacion Interamericana de Asesoria y Comercio, a company dedicated to industrial automation and control systems integration. He has an Engineering undergraduate degree from Universidad Iberoamericana.

Adrian Goldfarb. Mr. Goldfarb is a 40-year industry veteran with more than 30 years in information technology. He began his career with IBM as a financial specialist in an enterprise systems group focused on IT solutions in the oil industry. He has worked in marketing, operations and finance with both large and small organizations, including 10 years with a subsidiary of Fujitsu both at headquarters and European operations. For most of the past 20 years he has specialized in new ventures and early-stage organizations. From 1998 until 2002 Mr. Goldfarb was Managing Director of WSI Europe, a division of the Weather Channel turning long-time loss-making divisions to profitability. From June 2002 to December 2007, Mr. Goldfarb served on the Board of Directors of MOWIS GmbH, an Austrian-based Weather Technology Media company. He also served as their interim Chief Financial Officer and led the management team in securing seed capital to fund growth. MOWIS was acquired as a strategic new media portal in 2007 by one of Europe's largest media groups. From February 2008 through October 2012 Mr. Goldfarb served as Chief Financial Officer of Ecosphere Technologies, Inc. where he was instrumental in guiding the Company through its growth from $0.3 million in annual revenues in 2008 to more than $21 million in annual revenues in 2011.Since 2015, Mr. Goldfarb served as Chief Financial Officer for Duos Technologies Group with a number of achievements including a successful uplisting to Nasdaq. Following his retirement as CFO, he continues to serve as a Strategic Advisor to Duos Technologies Group, Inc.. Mr. Goldfarb has a BA in Business specializing in Finance from Rutgers University in Newark, New Jersey

William R. Colucci. William R. Colucci has been a consultant to the Company and a director since 2007. From 2008-2010, he advised Ermis Pharmaceuticals in developing a market strategy for their all-natural acne and face products. From 2004 to 2007 he served as Corporate Secretary for Universal Capital Management, Inc., a publicly traded Business Development Company. Since 1999, Mr. Colucci has served as an independent consultant providing business consulting services to emerging growth companies. Mr. Colucci was elected as a director for his experience with emerging growth companies. In December 2022, Mr. Colucci resigned from GelStat due to retirement and there were no disagreements with management or other Board members. The Company is actively seeking a replacement Board member and has identified at least one candidate.

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Paul W. Bucha. Paul Bucha has served as a director since 2011. Mr. Bucha, has been the CEO of Terra Mark II, LLC since December 2005. Under his leadership, it was established to continue work on real estate projects in Bermuda and other environmentally sensitive locations after the buy-out of majority owners of Terra Mark, LLC, joint venture with Greenfield Partners of Norwalk, Connecticut. In addition, Mr. Bucha has been a director of M Group, USA since 1994. M Group, USA is a family-owned real estate and investment company with projects in Switzerland, United Kingdom, Caribbean basin and USA. He has oversight of all aspects of company activities. Mr. Bucha was appointed director because of his extensive business experience.

Family Relationships

There are no family relationships between any director, executive officer, person nominated or chosen to become a director or executive officer or any significant employee.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the SEC) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company’s financial statements and other services provided by the Company’s independent public accountants. The Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company review the Company’s internal accounting controls, practices and policies.

Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter. Our Directors believe that it is not necessary to have such committees, at this time, because the Directors can adequately perform the functions of such committees.

Legal Proceedings

Our Directors/Officers have not been involved in any of the following events during the past ten years:

1.	bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities;

4.	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

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6.	such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.	such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.	such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors evaluated the business of the Company and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines. In the event our operations, employees and/or Directors expand in the future, we may take actions to adopt a formal Code of Ethics.

Shareholder Proposals

We do not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to the Board of Directors or any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our President, at the address appearing on the first page of this Form 1-K.

Compensation

Name	Capacities in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
Javier Acosta(1)	Officer, Director
2022		62,500	$100,000	$162,500
2021		41,666	$100,000	$141,666
Adrian Goldfarb(2)(3)(4)	Director, Chairman
2022			$24,000	$24,000
2021			$24,000	$24,000
William R. Colucci(2)(4)	Director
2021			$12,000	$12,000
2020			$12,000	$12,000
Paul W. Bucha(2)(4)	Director
2021			$12,000	$12,000
2020			$12,000	$12,000

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———————

(1)	Mr. Acosta has a salary of $150,000 per annum which was partially paid and the balance deferred for cashflow purposes. In addition, Mr. Acosta is eligible to receive a $100,000 performance bonus, subject to the approval of the Board of Directors. The Bonus was paid in stock with a five year “cliff vesting” provision where the stock is forfeited if Mr. Acosta resigns from the Company.

(2)	Starting in the second quarter of 2021, each director received compensation in the amount of $12,000 for one full year of service, paid in stock at the discretion of the Company, and the chairman of the board received an additional $12,000 paid in stock. All Board compensation was paid in stock with a five year “cliff vesting” provision where the stock is forfeited if the Director resigns from the Company.

(3)	Adrian Goldfarb received 5,000,000 warrants issued in connection with the November 2021 financing.

(4)	The aggregate annual compensation of the Company’s three independent directors as a group for the last fiscal year was $48,000, all of which was paid in restricted company stock with 5-year vesting.

Summary of Compensation

Stock Option Grants

We have not granted any stock options to our executive officer(s) since our incorporation.

Employment Agreements

We do not currently have any employment agreements in place.

Compensation Discussion and Analysis

Director Compensation

Our Board of Directors currently receive restricted stock with 5-year “cliff vesting” for their services as members of the Board of Directors. The Board of Directors reserves the right in the future to award the members of the Board of Directors additional cash or stock-based consideration for their services to the Company, which awards, if granted, shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination. Our Board of Directors reserves the right to pay our executive or any future executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officers performance. This package may also include long-term stock-based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officer and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award our executive and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors.

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ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our voting stock as of April 27, 2023   (i) by each of our executive officers and directors who beneficially owns more than 10% of any class of our voting securities; (ii) by all of our executive officers and directors as a group; and (iii) by each person who is known by us to beneficially own more than 10% of any class of our voting securities. Unless otherwise specified, the address of each of the persons set forth below is in care of our company at 333, SE 2nd Ave, Suite 2000, Miami, FL 33131.

As of April 27, 2023, the members of the Board and the executive officers of the Company hold 0.24 percent of the issued and outstanding capital stock of the Company. Members of the Board, executive officers of the Company, and other persons owning ten percent or more of the Company’s issued and outstanding capital stock as a group include the following:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned	Voting Shares of Preferred Stock	Preferred Stock Voting Percentage Beneficially Owned	Total Voting Percentage Beneficially Owned(1)
Executive Officers and Directors
Adrian Goldfarb	112,383,994	10.84%	17	33.33%	22.31%
Javier Acosta	152,564,103	14.72%	17	33.33%	24.21%
Paul Bucha	24.807.692	2.39%	17	33.33%	18.17%
10% Shareholders
Laurence Gershman	126,017,131	12.16%			5.96%

———————

(1)	Assuming one share of preferred stock is equivalent to 21,153,917 votes.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The following includes a summary of transactions since the beginning of our 2021 year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Item 3. Directors and Officers—Compensation of Directors and Executive Officers”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Other than disclosed herein, none of the members of the Board, the Company’s executive officers, or other affiliates have or will be involved in a material company transaction as of the date of this Form 1-K.

On January 1, 2022 we entered into a loan agreement with Adrian Goldfarb pursuant to which we have issued that certain Promissory Note in the principal amount of $132,285 with Adrian Goldfarb (the “Goldfarb Note”) which carries an annual interest rate of 10%. The note is subject to monthly payments of $4,835.37, Mr. Goldfarb has agreed to forego payments when sufficient cash is not available to make these payments and by request from the CEO, Mr. Goldfarb may increase the loan amount. The balance of this note as of December 31, 2022 and December 31, 2021 was $134,153 and $132,285.

ITEM 6. OTHER INFORMATION

We have no information to disclose that was required to be in a report on Form 1-U during the last six months of the year ended December 31, 2022, but was not reported.

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ITEM 7. FINANCIAL STATEMENTS

GELSTAT CORP.

FINANCIAL STATEMENTS

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924 W. 75th Street Suite 120 - 189 Naperville, IL 60565 +1 (815) 348-2421 omar@napercpa.com

INDEPENDENT ACCOUNTANT AUDIT REPORT

To the Management of GELSTAT CORPORATION

I have audited the accompanying financial statements of GELSTAT CORPORATION (the “Company”), which comprise the Balance Sheet as of December 31, 2022, the related Profit & Loss Statement, the related Statement of Cashflows, and the related Statement of Shareholders Equity for the 12-month period then ended, and the related notes to the financial statements.

Opinion

In my opinion, the financial statements and the related notes to the financial statements, referred to above present fairly, in all material respects, the financial position of GELSTAT CORPORATION as of December 31, 2022, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these financial statements based on my audit. I conducted the audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, I express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

/s/ Omar Alnuaimi, CPA Naperville, IL

May 4, 2023

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GELSTAT CORPORATION

STATEMENTS OF OPERATIONS

	For the Year Ended December 31
	2022	2021

Revenues	$2,333	$7,022
Cost of goods sold	1,369	3,019
Gross Margin	974	4,003

Operating expenses:
Personnel costs	164,036	177,495
Legal, professional and consulting	54,099	88,308
Rent expense	23,780	28,536
Selling, general and administrative expenses	41,459	28,536
tock Compensation	244,625	—
Total operating expenses	528,990	317,313

Other Income(expense):
Grant income - PPP Cares Act	—	67,497
Inventory Impairment	(75,061)	—
Interest expense	(165,46)	(230,369)
Other income (settlement with creditors)	7,348	939
Total Other Income(expense)	(233,159)	(161,933)

Net loss	$(761,185)	$(475,243)

Net loss per common share - basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding - basic and diluted	621,860,636	512,926,145

The accompanying notes are an integral part of these financial statements.

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GELSTAT CORPORATION

BALANCE SHEET

	As of December 31,
	2022	2021
Assets

Current Assets
Cash	$1,730	$67,138
Accounts receivable	79	91
Inventory	—	75,061
Due to related party	2,300	—
Total Current Assets	4,109	142,290

Other assets:
Warehouse right of use	12,720	37,800
Security deposits	2,000	2,000
	14,720	39,800
Total Assets	$18,830	$182,090

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable	$76,003	$55,547
Accrued expenses	259,732	183,714
Other current liabilities	25,185	11,773
	—	—
Loans - related party – current portion	20,507	138,577
Due to/from related party	—	3,925
Warehouse lease liability -current portion	12,720	25,080
Convertible note payable, net of discount	68,702	29,722
Preferred stock payable	—	50,000
Total Current Liabilities	462,849	498,338

Other Liabilities
Loans – Related Party – non current portion	117,236	—
Convertible notes payable – non current portion	144,000	—
Warehouse lease liability -long term portion	—	12,720
	261,236	12,720
Stockholders’ Deficit
Common stock, $0.01 par value, 5,000,000,000 shares authorized;
686,179,300 and 558,326,873 shares issued and outstanding at December 31, 2022 and 2021	6,861,793	5,583,268
Additional paid-in-capital	12,668,256	13,561,884
Accumulated deficit	(20,235,304)	(19,474,120)
Total Stockholders’ Deficit	(705,255)	(328,968)

Total Liabilities and Stockholders' Deficit	$18,830	$182,090

The accompanying notes are an integral part of these financial statements.

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GELSTAT CORPORATION

STATEMENT OF CASHFLOWS

	For the Years Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(761,185)	$(475,243)
Adjustments to reconcile net loss to net cash used in operating activities:
PPP - Cares Act forgiveness of debt	—	(67,497
Amortization of loan discount	76,088	39,166
Stock Compensation	244,625	—
Gain on Settlement	(6,225)	—
Changes in operating assets and liabilities:
Accounts receivable	12	(61)
Inventory	75,061	202)
Accounts payable	20,456	3,982
Accrued Interest	89,362	190,556)
Accrued expenses	76,018	92,264
Other current liabilities	13,412	11,773
Preferred stock payable	—	—
Net cash used in operating activities	(172,376)	(204,858)

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the sale of common stock	—	100,000
Loans - PPP Cares Act	—	33,747
Loan repayments - related party	(13,033)	87,482
Proceeds from convertible note	120,000	50,000
Net cash provided by financing activities	106,967	271,229

Net increase (decrease) in cash	(65,409)	66,371)

Cash - beginning of period	67,138	767

Cash - end of period	$1,730	$67,138

SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$—	$—
Taxes	$—	$—

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Operating lease liability	$12,360	$—62,160

The accompanying notes are an integral part of these financial statements.

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GELSTAT CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY

	Common Stock				Total
	$0.01 Par Value		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid in Capital	Deficit	Deficit
Balance December 31, 2020	499,993,540	$4,999,935	$13,795,217	$(18,998,877)	$(203,725)
Issuance of common stock for debt	25,000,000	250,000	—	—	250,000
Issuance of common stock for cash	33,333,333	333,333	(233,333)	—	100,000
Net loss for the year ended December 31, 2021	—	—	—	(475,243)	(475,243)
Balance December 31, 2021	558,326,873	5,583,268	13,561,884	(19,474,120)	(328,968)
Shares cancelled from settlement	(101,400,000)	(1,014,000)	1,014,000	—	—
Stock compensation	107,843,750	1,078,438	(815,406)	—	263,032
Warrant exercise	53,209,459	532,095	(532,095)	—	—
Shares issued to settle preferred stock note	16,666,667	166,667	(116,667)	—	50,000
Stock issued for debt conversion	51,532,551	515,326	(443,461)	—	71,865
Net loss for the year ended December 31, 2022	—	—	—	(761,184)	(761,184)
Balance December 31, 2022	686,179,300	6,861,793	12,668,256	(20,235,304)	(705,255)

The accompanying notes are an integral part of these financial statements.

23

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

For The Year Ended December 31, 2022

NOTE 1 - Business

GELSTAT CORPORATION (the ‘Company’) is a publicly traded company trading under the symbol (“GSAC”) that is engaged in research, development, marketing and branding of innovative over the counter (OTC) consumer healthcare products addressing very large markets. The Company’s strategy is to expand through organic growth and strategic acquisitions.

GSAC Engineering is our division dedicated to developing innovative technologies for clean energy and industrial security. Our vision is to create a more sustainable and secure future for our customers and society. We are committed to integrating STEM (science, technology, engineering, and math) into our processes and products, as we believe that STEM skills are essential for solving complex challenges and creating value in the 21st century.

NOTE 2- Liquidity and Going Concern

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company had a net loss of $761,185 for the year ended December 31, 2022. The Company has an accumulated deficit of $20,235,304 and a stockholders’ equity deficit of $705,255 as of December 31, 2022, and used $172,376 in cash flow from operating activities for the year ended December 31, 2022.

Management believes these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the date these financial statements were issued. The ability to continue as a going concern is dependent upon profitable future operations, positive cash flows, and additional financing.

Management intends to raise money through a new Regulation A Funding to be filed in 2023. During 2022 the Company raised $144,000 through the execution of convertible notes and it intends to use the issuance of Convertible Notes in the foreseeable future to provide liquidity to support expanded operations. Such funds will enable the company to develop and market its products and for its working capital needs. Management cannot provide any assurances that the Company will be successful in completing these undertakings and accomplishing any of its plans.

NOTE 3 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). As a result, the Company records revenue when earned and expenses when incurred. The Company has adopted the calendar year as its basis of reporting.

Management's Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. The Company’s significant estimates include the valuation of inventories and the realizability of income tax assets. Actual results could differ from these estimates.

24

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

For The Year Ended December 31, 2022

Risks and Uncertainties

The Company is undertaking a new business venture that is inherently subject to significant risks and uncertainties, including financial, operational, technological and other risks that could potentially create a risk of business failure.

Cash and Cash Equivalents

Cash and any cash equivalents include all cash balances, and highly liquid investments with maturities of three months or less when purchased. Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents. The Company places its cash and any cash equivalents with a limited number of high-quality financial institutions and do not exceed the amount of insurance provided on such deposits.

Accounts Receivable

Accounts receivables are recorded at the invoiced amount and do not bear interest. As of December 31, 2022 December 31, 2021, the Company did not record an allowance for uncollectible accounts.

Inventories

Inventories are valued using the average actual cost. Inventory items replaced by an alternative and rendered unusable or diminished in value are considered to be obsolete. Obsolete inventory items are written down to zero.

Revenue Recognition

In accordance with ASC 606 revenue is recognized upon transfer of control of promised products and/or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products and services. The Company currently sells its products through direct, retail and distributor sales channels with a national reach across the USA. The Company recognizes revenue when persuasive evidence of a customer or distributor arrangement exists, shipment has occurred, the price is fixed or determinable, and the sales revenues are considered collectible. Subject to these criteria, the Company recognizes revenue at the time of shipment of the merchandise to the retail customer.

Cost of Revenue

Cost of revenues consists primarily of product costs and shipping and handling, which are directly attributable to the sale of products.

Advertising

Advertising costs, including the cost of promotional products, which totaled $7,492 and $8,211 for the years ended December 31, 2022 and 2021, are charged to operations when incurred.

Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360, Property, Plant and Equipment, (“ASC 360”). Long-lived assets consist primarily of property, plant and equipment. In accordance with ASC 360, the Company periodically evaluates long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When triggering event indicators are present, the Company obtains appraisals on an asset-by-asset basis and will recognize an impairment loss when the sum of the appraised values is less than the carrying amounts of such assets. The appraised values, based on reasonable and supportable assumptions and projections, require subjective judgments. Depending on the assumptions and estimates used, the appraised values projected in the evaluation of long-lived assets can vary within a range of outcomes. The appraisals consider the likelihood of possible outcomes in determining the best estimate for the value of the assets. As of December 31, 2022 and 2021, the Company did not record any impairment losses.

25

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

For The Year Ended December 31, 2022

Income Taxes

The Company accounts for income tax using Accounting Standard Codification (“ASC 740”) “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from loss carry-forwards and provisions, if any. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in the statement of operations and comprehensive income in the period of enactment. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of, the deferred tax assets will not be realized.

Earnings or Loss per Common Share

Basic earnings or loss per share is calculated as the income or loss attributable to common stockholders divided by the weighted average number of shares outstanding during each period. Diluted earnings or loss per share is calculated by dividing the net income or loss attributable to common shareholders by the diluted weighted average number of shares outstanding during the year.

Fair Value of Financial Instruments

The Company measures certain assets and liabilities at fair value. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•	Level 2: Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•	Level 3: Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

Commitments and Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations. As of December 31, 2022, the Company has not reported any lawsuit or known plans of litigation by or against the Company.

Recent Accounting Pronouncements

There are no other recent accounting pronouncements that are expected to have a material effect on the Company's financial statements.

26

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

For The Year Ended December 31, 2022

NOTE 4 – Debt

Notes Payable

The Company’s notes payable relating to financing agreements classified as current liabilities consist of the following as of:

	Years Ended December 31,
Notes Payable	2022	Interest rate	2021	Interest rate
Related party note payable	$137,743	10%	$138,577	12%
Less noncurrent portion	117,236		—
Current portion of related party note payable	$20,507		$138,577
Convertible notes, net of discount	$212,702	10%	$29,722	10%
Less noncurrent portion	144,000		—
Current portion of convertible notes	$68,702		$29,722

Related Party

The Company entered into an agreement with a related party on July 31, 2020, whereby the related party loaned the Company the aggregate principal amount of up to $78,750 in tranches, pursuant to a note, repayable on June 30, 2022. The note carries an annual interest rate of 12% and an Original Issue Discount (OID) of 5%. In addition, the Company will issue warrants permitting the related party to purchase for cash 78,750,000 shares of the Company’s common stock at a price to be determined once sufficient authorized shares are available for issuance such that these shares do not exceed the amount of available authorized shares. On January 1, 2022, the note was modified to a principal balance of $132,285 along with $6,292 of accrued interest and the interest rate was modified to 10% per annum. The balance of this note as of December 31, 2022 and 2021 was $137,743 and $138,577. This includes accrued interest of $12,264 and $6,292 at December 31, 2022 and 2021, respectively.

Convertible notes

On July 8, 2021, GelStat issued a one-year $59,444 convertible note and received $50,000 in proceeds after discount and fees. (The note bears no interest and is due July 8, 2022.) After the maturity date, the convertible note was revised to increase the default fees by 150% of principal and interest, resulting in an increase of the total amount to $98,082.

On December 13, 2021, the Company issued a fully discounted note totaling $50,000 as payment for the underwriter’s fee. The note matures on December 13, 2022 and bears interest at 10% per annum. The note is convertible into common stock of the Company at a fixed conversion rate of $0.003 per share of common stock.  The holder of the note has the right to convert all or part of the principal and interest into common stock. On September 20, 2022, the Company received a notice of conversion to convert a promissory note totaling $57,264, which includes accrued interest and fees of $7,264 into 19,088,107 shares of common stock.

On February 23, 2022, the Company issued a $120,000 convertible note at a discounted price of $100,000. The note bears an interest rate of 0% per annum and is convertible into common stock of the Company at a fixed conversion rate of $0.003 per share of common stock.  The holder of the note has the right to convert all or part of the principal and interest into common stock. The maturity date of the convertible note is February 26, 2024.  In connection with the issuance of the convertible note, the Company issued a common stock purchase warrant to the same investor to purchase up to 10,000,000 shares of common stock.  The common stock purchase warrant is exercisable through February 23, 2025, at a rate of $0.003 per share of common stock.

On July 22, 2022, the Company issued 2,000,000 common stock purchase warrants in connection with the issuance of a convertible note in the amount of $24,000 and received $20,000 in proceeds after discount and fees. The common stock purchase warrant is exercisable through July 22, 2025, at a rate of $0.003 per share of common stock.

On November 3, 2022, the company converted $14,600 of debt into 32,444,444 shares at a conversion price of $0.0005 per share of common stock.

On February 14, 2023, the company converted $13,600 of debt into 34,000,000 shares at a conversion price of $0.0004 per share of common stock.

27

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

For The Year Ended December 31, 2022

On March 13, 2023, the company converted $15,000 of debt into 42,857,143 shares at a conversion price of $0.0003 per share of common stock.

On March 31, 2023, the company converted $10,400 of debt into 40,160,000 shares at a conversion price of $0.0003 per share of common stock.

On April 12, 2023, the company converted $10,900 of debt into 44,672,131 shares at a conversion price of $0.0002 per share of common stock. As of April 19,2023, the remaining balance pending conversion is $33,942. GelStat also issued 25,000,000 shares and a five-year warrant to purchase 5,944,444 shares as additional consideration for this note.

NOTE 5 – Accrued Salary

As of December 31, 2022 and 2021, the Company has accrued $164,036 and $172,365 in salary to its CEO.

NOTE 6 – Warehouse lease agreement

On June 28, 2020, the company entered into a warehouse and office lease agreement at its current address 7554 SW Jack James Drive, Stuart, Florida 34997. The lease started July 1, 2020 and expires on June 30, 2023. The right-to-use asset recorded is $12,720 and $37,800 on December 31, 2022 and 2021.

At December 31, 2022, future cash payments under warehouse lease were as follows:

Amount
As of December 31, 2022
2023	$12,720
Thereafter	—
Less: imputed interest	—
Total operating lease liabilities	$12,720

NOTE 7 – Inventory

Inventories are recorded at the lower of cost or net realizable value. The cost of finished goods is determined using the average actual cost. The inventory consists of finished goods and amounts to $0 and $75,061 as of December 31, 2022 and 2021. At the end of 2022, management determined that the inventory was end of life and recorded an impairment charge of $75,061.

28

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

For The Year Ended December 31, 2022

NOTE 8 – Income Taxes

The company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets at December 31, 2022 and 2021 consist of net operating loss carryforwards and differences in the book basis and tax basis of intangible assets.

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2022 and 2021 were as follows:

	Years Ended December 31,
	2022	2021
Income tax benefit at U.S. statutory rate of 21%	$(159,849)	$(96,083)
State income taxes	(27,403)	(16,471)
Non-deductible expenses	—	—
Change in valuation allowance	187,252	112,554
Total provision for income tax	$—	$—

	Years Ended December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforward	$(19,282,741)	$(19,111,431)
Intangible assets	—	—
	(19,282,741)	(19,111,431)
Valuation allowance	19,282,741	19,111,431
	$—	$—

NOTE 9 – Shareholders’ Equity

On June 22, 2021, the Company filed an amendment of its articles of incorporation with the State of Delaware to increase its authorized common stock shares to 5,000,000,000.

On July 19, 2021, the Company issued 25,000,000 shares of common stock concurrent with a convertible note. (See Note 4.)

In December 2021, the Company sold 33,333,333 shares of common stock under its current Regulation A offering at $0.003 per share for total proceeds of $100,000.

On January 6, 2022, the Company executed a settlement agreement with a former business partner that resulted in the cancellation of 101,400,000 shares of common stock.

On February 4, 2022, the Company issued 107,843,750 for compensation to board members and executive officers that was valued at $244,625 or $0.003 per share.

Also on February 4, 2022, the Company issued 53,209,459 shares to execute a cashless conversion of outstanding warrants.

On July 11, 2022, the Company issued 16,666,667 shares of common stock for a settlement redeemable preferred stock that was valued at $50,000 or $0.003 per share.

On September 20, 2022, the Company issued 19,088,107 shares of common stock to execute a cashless conversion of a promissory note $0.003 per share for totaling $57,264 which includes accrued interest and fees of $7,264 (See Note 4.)

On November 3, 2022, the Company issued 32,444,444 shares of common stock to execute a cashless conversion of a promissory note $0.0005 per share for $14,600. (See Note 4.)

29

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

For The Year Ended December 31, 2022

NOTE 11 – Subsequent Events

Convertible Promissory Note

On February 23, 2022, the Company issued a $120,000 convertible note at a discounted price of $100,000. The note bears an interest rate of 0% per annum and is convertible into common stock of the Company at a fixed conversion rate of $0.003 per share of common stock.  The holder of the note has the right to convert all or part of the principal and interest into common stock. The maturity date of the convertible note is February 26, 2024.  In connection with the issuance of the convertible note, the Company issued a common stock purchase warrant to the same investor to purchase up to 10,000,000 shares of common stock.  The common stock purchase warrant is exercisable through February 23, 2025, at a rate of $0.003 per share of common stock.

Equity Conversions

On February 14, 2023, the company converted $13,600 of debt into 34,000,000 shares at a conversion price of $0.0004 per share of common stock.

On March 13, 2023, the company converted $15,000 of debt into 42,857,143 shares at a conversion price of $0.0003 per share of common stock.

On March 31, 2023, the company converted $10,400 of debt into 40,160,000 shares at a conversion price of $0.0003 per share of common stock.

On April 12, 2023, the company converted $10,900 of debt into 44,672,131 shares at a conversion price of $0.0002 per share of common stock. As of April 19,2023, the remaining balance pending conversion is

$33,942. The Company also issued 25,000,000 shares and a five-year warrant to purchase 5,944,444 shares as additional consideration for this note.

Management’s Evaluation

Management has evaluated subsequent events through May 4, 2023, the date on which the financial statements were available to be issued. Management has determined that none of the events (other than those identified above) occurring after the date of the balance sheet through the date of Management’s review substantially affect the amounts and disclosure of the accompanying financial statements.

End of Financial Statements

30

ITEM 8: EXHIBITS

Exhibit Index

Exhibit No.	Description
2.1*	Certificate of Incorporation
2.2*	Certificate of Amendment to Certificate of Incorporation filed May 16, 2011
2.3*	Certificate of Amendment to Certificate of Incorporation filed June 22, 2021
2.4*	Bylaws
2.5*	Agreement of Merger and Plan of Merger and Reorganization between GelStat, a Minnesota corporation and GelStat Corporation, a Delaware corporation
2.6*	Certificate of Merger of Foreign Corporation into a Domestic Corporation
3.1*	Certificate of Designation of Series A Preferred Stock filed July 6, 2021
4.1*	Form of Subscription Agreement
4.2*	Security Agreement between Company and Quick Capital, LLC
4.3*	Common Stock Purchase Agreement between the Company and Accredited Investor dated February 23, 2022
4.4*	Convertible Promissory Note between the Company and Accredited Investor dated February 23, 2022
4.5**	Convertible Promissory Note between the Company and [redacted] dated July 22, 2022
11.1**	Consent of Naper CPA Group

*   Previously filed

** Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 10, 2023	GelStat Corp.

/s/ Javier Acosta
	Name:	Javier Acosta
	Title:	Chief Executive Officer
(Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Adrian Goldfarb	Director	May 10, 2023
Adrian Goldfarb

31